SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2012 SECOND QUARTER RESULTS
–Fiscal 2012 second quarter revenue increased 16%, with branded sales up 31% –

Salt Lake City, Utah, December 15, 2011: Schiff Nutrition International, Inc., (NYSE: WNI), announced results for the three- and six-month periods ended November 30, 2011.

“Our fiscal 2012 second quarter sales grew 16% and, consistent with our strategy, were driven by our branded business including our newly acquired probiotics brands, partially offset by an expected decline in private label,” stated Tarang Amin, president and chief executive officer. “Importantly, branded sales grew 31%, which represents growth across our key brands with contributions from new products such as Schiff MegaRed® Extra Strength and Schiff Move Free® Ultra. Branded revenue also benefited from a significant increase in advertising.”

Results for the Three Months Ended November 30, 2011
For the fiscal 2012 second quarter ended November 30, 2011, net sales were $61.0 million, compared to $52.6 million for the same period in fiscal 2011. The 16% increase reflects growth in key brands and a full quarter’s contribution from the probiotics acquisition. Branded sales results were partially offset by an expected decline in private label business. Net income for the fiscal 2012 second quarter was $2.4 million, compared to net income of $1.8 million for the same period of fiscal 2011. Earnings per diluted share were $0.08 for the fiscal 2012 second quarter, compared to $0.06 for the same period in fiscal 2011. Adjusted EBITDA, which is defined as income from operations before depreciation, amortization and stock-based compensation, was $6.4 million for the fiscal 2012 second quarter, compared to $7.1 million for the same period of fiscal 2011.

Results for the Six Months Ended November 30, 2011
For the first six months of fiscal 2012, net sales were $119.3 million, compared to $104.0 million for the same period in fiscal 2011. Net income for the first six months of fiscal 2012 was $7.1 million, compared to net income of $5.5 million for the same period of fiscal 2011. Earnings per diluted share were $0.24 for the first six months of fiscal 2012, compared to $0.19 for the same period in fiscal 2011. Adjusted EBITDA was $16.0 million for the first six months of fiscal 2012, compared to $14.1 million for the same period of fiscal 2011.

“We are pleased with our financial performance for the first half of fiscal 2012, which has benefitted from our strategies to build premium brands and lead innovation. Based on our performance in the first half of fiscal 2012 and our current expectations, we are adjusting our fiscal 2012 outlook, including raising net sales and increasing operating expenses,” concluded Amin.

Company Outlook
The company adjusted its fiscal year 2012 expectations. Net sales are expected to grow 12% to 15% as compared to fiscal year 2011. Gross profit percentage is expected to be in the range of 43% to 45%. Selling and marketing expenses, as a percentage of net sales, are estimated to be in the range of 22.5% to 24.5%. Other operating expenses are estimated at approximately $26.0 million to $28.0 million. The company anticipates a very high single-digit operating margin for fiscal 2012.

Conference Call Information
Schiff Nutrition International will hold a conference call today, December 15th at 11:00 a.m. ET.  The event will be webcast at http://www.schiffnutrition.com/press_conference_calls.asp. The webcast replay will be available for 90 days. If you do not have Internet access, the dial-in number will be 866-788-0544 for domestic callers and 857-350-1682 for international callers. The participant access code is 27087881. A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, and entering access code 38797592. The telephone replay will be available through December 21, 2011.

Reconciliation of Adjusted EBITDA to Income from Operations
This press release refers to non-GAAP financial measures. The Company defines "Adjusted EBITDA" as income from operations before depreciation, amortization and stock-based compensation. This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables. Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating the Company’s operating performance. Management also believes Adjusted EBITDA enhances an investor's understanding of the Company’s results of operations because it measures the Company’s operating performance exclusive of non-cash charges for depreciation, amortization and stock-based compensation. Management also provides this non-GAAP measurement as a way to help investors better understand the Company’s core operating performance, enhance comparisons of the Company’s core operating performance from period to period and to allow better comparisons of the Company’s operating performance to that of its competitors.

About Schiff Nutrition
Schiff Nutrition International, Inc. is a leading nutritional supplement company offering vitamins, nutritional supplements and nutrition bars in the United States and throughout the world. Schiff’s portfolio of well-known brands includes Schiff Move Free®, Schiff® Vitamins, Schiff MegaRed®, Schiff Mega-D3®, Tiger's Milk®, Schiff Sustenex®, and Schiff Digestive Advantage®. Focused on quality for 75 years, Schiff’s headquarters and award-winning manufacturing and distribution facility are based in Salt Lake City, Utah. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements, including those under the heading “Company Outlook,” are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and therefore, actual results may differ materially.  For example, statements concerning Schiff Nutrition’s financial condition, possible or expected results of operations, commercialization of new products, growth opportunities and plans of management are all forward-looking statements. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof. Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause actual results of Schiff Nutrition to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: dependence on sales of Schiff Move Free product and the joint care category, dependence on sales of Schiff MegaRed product, dependence on individual customers, adverse publicity or consumer perception regarding our nutritional supplements and/or their ingredients, similar products distributed by other companies or the nutritional supplement industry generally, the impact of competitive products and pricing pressure (including expansion of private label products), the inability to successfully bid on new and existing private label business, the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from third-party suppliers outside the United States, including China), claims that our products infringe the intellectual property rights of others, the inability to enforce or protect our intellectual property rights and proprietary techniques against infringement, the inability to successfully launch and maintain sales (especially in the joint care and omega-3 categories) outside of the United States while maintaining the integrity of the products sold and complying with local regulations, the inability to appropriately respond to changing consumer preferences and demand for new products, the inability to gain or maintain market distribution for new products or product enhancements, including products in the probiotic space, litigation and government or administrative regulatory action in the United States and internationally, including FDA enforcement and product liability claims, the inability or increased cost to obtain sufficient levels of product liability and general insurance, the inability to comply with existing or new regulations, both in the United States and abroad, and adverse actions regarding product formulation, claims or advertising, product recalls or a significant amount of product returns, dependence on a single manufacturing facility and potential disruptions of our manufacturing operations, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction (including the inability to successfully integrate the assets recently acquired from Ganeden), the inability to maintain or attract key personnel, interruptions to our information technology systems, control by our principal stockholders, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).  These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

Schiff Nutrition Contact: Joseph W. Baty, CFO (801) 975-5186 email: joeb@schiffnutrition.com www.schiffnutrition.com	IR Agency Contact: Kirsten Chapman / Becky Herrick LHA (415) 433-3777 email: bherrick@lhai.com

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2011	2010	2011	2010

Net sales	$61,030	$52,622	$119,268	$104,041
Cost of goods sold	34,203	32,417	66,399	63,531

Gross profit	26,827	20,205	52,869	40,510
Operating expenses:
Selling and marketing	15,524	9,050	27,255	18,335
Other operating expenses	7,042	8,096	13,600	13,254

Total operating expenses	22,566	17,146	40,855	31,589

Income from operations	4,261	3,059	12,014	8,921
Other expense, net	231	31	582	78

Income before income taxes	4,030	3,028	11,432	8,843
Income tax expense	1,594	1,192	4,293	3,318

Net income	$2,436	$1,836	$7,139	$5,525

Weighted average common shares outstanding - diluted	29,389	29,032	29,423	29,073

Net income per share - diluted	$0.08	$0.06	$0.24	$0.19

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	November 30,	May 31,
	2011	2011

Cash and cash equivalents	$15,762	$39,547
Available-for-sale securities	8,566	5,938
Receivables, net	25,949	27,339
Inventories	43,421	34,923
Other current assets	5,338	4,812

Total current assets	99,036	112,559

Property and equipment, net	13,952	14,219

Other assets, net:
Intangible assets and goodwill	42,605	4,346
Other assets	790	1,442

Total other assets, net	43,395	5,788

Total assets	$156,383	$132,566

Line-of-credit	$10,000	$—
Other current liabilities	36,523	32,938

Total current liabilities	46,523	32,938

Long-term liabilities	5,373	3,168

Stockholders’ equity	104,487	96,460

Total liabilities & stockholders’ equity	$156,383	$132,566

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SCHIFF NUTRITION INTERNATIONAL, INC.
ADJUSTED EBITDA RECONCILIATION
(in thousands)
(unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2011	2010	2011	2010

Income from operations	$4,261	$3,059	$12,014	$8,921

Depreciation	934	817	1,886	1,625

Amortization	423	—	830	—

Stock based compensation, non-cash	789	3,236	1,314	3,575

Adjusted EBITDA	$6,407	$7,112	$16,044	$14,121

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